Exhibit 99.3

PDL BioPharma, Inc.
Q3 2019
November 6, 2019

Following are some of the key points regarding the third quarter 2019 financial and business results for PDL BioPharma, Inc. (“PDL” or “the Company”).

Third Quarter and Recent Financial Highlights

•	GAAP net loss of $17.8 million or $0.16 per share.

•	Non-GAAP net income attributable to PDL’s shareholders of $10.4 million.

•	Cash and cash equivalents of $294.3 million as of September 30, 2019.

•
Investment in Evofem Biosciences resulted in a pre-tax loss for the quarter of $27.4 million due to the decrease in Evofem’s stock price during the third quarter of 2019. On a year to date basis, PDL’s investment in Evofem has resulted in a pre-tax gain of $18.1 million due to the increase in fair value.

•	Completed the $100 million share repurchase program by repurchasing 1.3 million shares of common stock in the open market during the third quarter of 2019 for $4.1 million.

Medical Devices

•
The Medical Devices segment consists of revenue derived from the LENSAR® Laser System sales made by the Company’s LENSAR subsidiary, and associated costs of operating the business. LENSAR is a medical device company focused on delivering next generation femtosecond cataract laser technology used for refractive cataract surgery.

•
Product revenue from the LENSAR® Laser System was $8.1 million, a 22% increase from the third quarter of 2018, and a 9% increase from the second quarter of 2019. Revenue generated outside the U.S. accounted for the majority of the revenue increases.

▪	LENSAR procedure volume for the three months ended September 30, 2019 increased by 28% from the prior-year period and decreased 4% from the second quarter of 2019.

•	Gross margin on LENSAR revenue in the third quarter of 2019 was 41 percent.

Strategic Positions

•
In the second quarter of 2019 the Company invested $60.0 million in Evofem. In connection with this investment the Company appointed one board member and one observer to Evofem’s board of directors. Evofem is a clinical-stage biopharmaceutical company committed to developing and commercializing innovative products to address unmet needs in women's sexual and reproductive health.

•
For the three months ended September 30, 2019, the Company recognized a pre-tax loss of $27.4 million from its investment in Evofem due to the decrease in Evofem’s stock price during the period. On a year to date basis, PDL’s investment in Evofem has resulted in a pre-tax gain of $18.1 million.

•	As of September 30, 2019, the Company owned approximately 29 percent of Evofem’s common stock.

Pharmaceutical

•	The Company’s Pharmaceutical segment consists of revenue derived from the Noden Products and associated costs of operating the business.

•
Noden net revenue for the third quarter of 2019 was $12.2 million compared with $17.8 million for the third quarter of 2018. Sales in the third quarter of 2019 were comprised of $6.1 million in the United States and $6.1 million in the rest of the world, compared with $9.7 million and $8.1 million, respectively, in the prior-year period.

◦
Sales of branded Tekturna in the U.S. declined due to the Company’s first quarter 2019 launch of an authorized generic and the launch of a third-party generic form of aliskiren late in the first quarter of 2019.

◦	Branded Tekturna and the authorized generic of Tekturna maintained a 73% U.S. market share at the end of the third quarter of 2019, which is relatively unchanged from the second quarter of 2019.

PDL BioPharma, Inc.
Q3 2019
November 6, 2019

◦	Sales of Rasilez and Rasilez HCT in the rest of the world declined primarily due to lower sales volume of Rasilez in certain territories.

•
Gross margins on revenue in the third quarter of 2019 were 16 percent, 71 percent in the U.S. and a negative 39 percent ex-U.S. on Rasilez® and Rasilez HCT®. The Rasilez® and Rasilez HCT® gross margins in the third quarter of 2019 were impacted by a termination provision in a Noden supply agreement amended in June 2019 involving end of contract fees that resulted in a one-time manufacturing cost primarily recorded in the third quarter of 2019.

Income Generating Assets

The income generating assets typically consisted of (i) notes and other long-term receivables, (ii) royalty rights and hybrid notes/royalty receivables, (iii) equity investments and (iv) royalties from the Queen et. al patents.

Royalty Rights Assets

PDL received $25.6 million in net cash royalties from its royalty rights in the third quarter of 2019, compared with $19.1 million for the prior year period.

Assertio Therapeutics (formerly Depomed, Inc.)

•	Through September 30, 2019, the Company has received cash royalty payments of $433 million from the $260.5 million investment.

◦	For the third quarter of 2019, the Company received $23.6 million in cash royalty payments on Assertio royalty assets.

•	Glumetza (and AG version) royalty: 50 percent of net sales less COGS continue so long as the products are being commercialized.

•
Low- to mid-single digit royalties to PDL on new product approvals expected to continue to 2023 for Invokamet XR® U.S., 2026 for Jentadueto XR® and Synjardy XR®, and 2027 for Invokamet XR® ex-US. Royalties on the sale of Janumet® ended in the third quarter of 2018.

Other Royalty Assets

•
Through September 30, 2019, the Company has received cash royalty payments of $28.3 million from non-Assertio royalty assets, of which $2.0 million in cash royalty payments were received in the third quarter of 2019.

The following tables provide a summary of activity with respect to our royalty rights - change in fair value for the three and nine months ended September 30, 2019 and 2018:

	Three Months Ended
	September 30, 2019			September 30, 2018

(in thousands)	Cash Royalties	Change In Fair Value	Total	Cash Royalties	Change In Fair Value	Total

Assertio	$23,597	$1,058	$24,655	$17,482	$31,631	$49,113
VB	254	89	343	277	(779)	(502)
U-M	1,574	(3,063)	(1,489)	1,152	1,375	2,527
AcelRx	80	236	316	70	(9,158)	(9,088)
KYBELLA	59	(19)	40	77	57	134
	$25,564	$(1,699)	$23,865	$19,058	$23,126	$42,184

PDL BioPharma, Inc.
Q3 2019
November 6, 2019

	Nine Months Ended
	September 30, 2019			September 30, 2018

(in thousands)	Cash Royalties	Change in Fair Value	Total	Cash Royalties	Change in Fair Value	Total

Assertio	$52,980	$599	$53,579	$52,077	$13,665	$65,742
VB	748	354	1,102	820	(494)	326
U-M	4,212	(4,379)	(167)	3,437	755	4,192
AcelRx	241	(57,650)	(57,409)	190	(4,619)	(4,429)
Avinger	—	—	—	366	(396)	(30)
KYBELLA	109	(1,491)	(1,382)	159	157	316
	$58,290	$(62,567)	$(4,277)	$57,049	$9,068	$66,117

The following table provides additional details with respect to the fair value of the PDL royalty rights assets as of September 30, 2019 and with changes from December 31, 2018 as reflected in our Balance Sheets:

	Fair Value as of	Royalty Rights -	Fair Value as of
(in thousands)	December 31, 2018	Change in Fair Value	September 30, 2019
Assertio	$264,371	$599	$264,970
VB	14,108	354	14,462
U-M	25,595	(4,379)	21,216
AcelRx	70,380	(57,650)	12,730
KYBELLA	2,056	(1,491)	565
	$376,510	$(62,567)	$313,943

Stock Repurchase Programs

•
In November 2018, PDL began repurchasing shares of its common stock pursuant to the $100.0 million share repurchase program authorized by the Company’s board of directors in September 2018. During the third quarter of 2019, the Company completed the stock repurchase program by repurchasing 1.3 million shares for an aggregate purchase price of $4.1 million.

•	Since initiating its first stock repurchase program in March 2017, the Company has repurchased a total of 53.1 million shares for $155.0 million, at an average cost of $2.92 per share.

•	As of October 31, 2019, the Company had approximately 114.2 million shares of common stock outstanding.

Forward-looking Statements

This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important risks and uncertainties with respect to the Company’s business are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K, as updated by subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

Exhibit 1

GAAP to NON-GAAP RECONCILIATION:
NET (LOSS) INCOME
(Unaudited)
(In thousands)

A reconciliation between net (loss) income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
GAAP net (loss) income attributed to PDL’s stockholders as reported	$(17,784)	$25,556	$(15,523)	$(85,138)
Adjustments to Non-GAAP net income (as detailed below)	28,157	(12,429)	50,391	129,354
Non-GAAP net income attributed to PDL’s stockholders	$10,373	$13,127	$34,868	$44,216

An itemized reconciliation between net (loss) income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
GAAP net (loss) income attributed to PDL’s stockholders, as reported	$(17,784)	$25,556	$(15,523)	$(85,138)
Adjustments:
Mark-to-market adjustment to fair value - royalty assets	1,699	(23,128)	62,567	(9,068)
Mark-to-market adjustment to equity affiliate - common stock	21,333	—	(16,574)	—
Non-cash interest revenues	—	(79)	—	(229)
Non-cash stock-based compensation expense	2,059	2,596	5,403	4,814
Non-cash debt offering costs	1,900	1,834	5,776	5,745
Non-cash depreciation and amortization expense	646	1,033	2,295	3,061
Mark-to-market adjustment on warrants held	6,090	(40)	(1,487)	(114)
Impairment of intangible assets	—	—	—	152,330
Non-cash amortization of intangible assets	1,575	1,577	4,745	14,254
Mark-to-market adjustment of contingent consideration	—	302	—	(22,433)
Income tax effect related to above items	(7,145)	3,476	(12,334)	(19,006)
Total adjustments	28,157	(12,429)	50,391	129,354
Non-GAAP net income	$10,373	$13,127	$34,868	$44,216

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing an additional measure which may be considered a “non-GAAP” financial measure under applicable rules of the Securities and Exchange Commission. We believe that the disclosure of this non-GAAP financial measure provides our investors with additional information that reflects the amounts and financial basis upon which our management assesses and operates our business. These non-GAAP financial measures are not in accordance with generally accepted accounting principles and should not be viewed in isolation or as a substitute for reported, or GAAP, net income, and is not a substitute for, or superior to, measures of financial performance performed in conformity with GAAP.

“Non-GAAP net income” is not based on any standardized methodology prescribed by GAAP and represents GAAP net income adjusted to exclude (1) mark-to-market adjustments related to the fair value election for our investments in royalty rights presented in our earnings, which include the fair value re-measurement of future discounted cash flows for each of the royalty rights assets we have acquired, (2) market-to-mark adjustment to our equity affiliate, (3) non-cash interest revenue from notes receivable (4) non-cash stock-based compensation expense, (5) non-cash interest expense related to PDL debt offering costs, (6) mark-to-market adjustments related to warrants held, (7) non-cash amortization of intangible assets, (8) mark-to-market adjustment related to acquisition-related contingent consideration, (9) non-cash depreciation and amortization expense and (10) the related tax effect of all reconciling items within our reconciliation. Non-GAAP financial measures used by PDL may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.